PERFORMANCE SHARE AGREEMENT

THIS AGREEMENT is entered into as of December 3, 2007, between Joy Global Inc. (the “Company”) and [ ] (the “Participant”).

WHEREAS, the Company maintains the Joy Global Inc. 2007 Stock Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into and forms a part of this Agreement. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan.

WHEREAS, the Participant has been selected by the Committee to receive an award of Performance Shares under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.         Terms of Award. The following terms used in this Agreement shall have the following meanings:

(a)	The “Target Number of Performance Shares” is [ ] .

(b)	The “Performance Shares Earned” shall be the number of Performance Shares earned by the Participant determined in accordance with the provisions of

Exhibit 1, which is attached to and forms a part of this Agreement.

(c)	The “Award Cycle” is the period beginning on the first day of the Company’s fiscal year 2008 and ending on the last day of the Company’s fiscal year 2010.

2.	Award.

(a)

Subject to the terms of this Agreement and the Plan, the Participant is hereby granted the Target Number of Performance Shares set forth in Paragraph 1(a). The award is a Qualified Performance-Based Award.

(b)	If for any reason the Participant does not sign and return to the Company a duly executed original of this Agreement by 5:00 p.m. Milwaukee time on

December 2, 2008, then (1) the Participant shall be considered to have declined the grant of the Performance Shares, (2) the Company’s grant of the Performance Shares shall be deemed automatically rescinded and the Performance Shares shall be null and void and (3) the Participant’s execution of this Agreement after such time shall have no legal effect and the Company shall not be bound by any such execution.

3.         Distribution of Awards. The Company shall distribute to the Participant one share of Common Stock (or cash equal to the Fair Market Value of one share of Common Stock)

for each Performance Share Earned. Subject to Paragraph 7, Performance Shares Earned shall be distributed solely in shares of Common Stock, solely in cash based on the Fair Market Value of the Common Stock, or in a combination of the two, as determined by the Committee in its sole discretion, except that any fractional share of Common Stock will be rounded to the nearest whole share.

4.         Time of Distribution. Except as otherwise provided in this Agreement, shares and/or cash distributable in respect of Performance Shares Earned in accordance with the provisions of Paragraph 3 will be distributed as soon as practicable after January 7, 2011, but in no event later than January 14, 2011.

5.         Termination of Employment Due to Retirement, Disability, Death, or Involuntary Termination of Employment Without Cause During Award Cycle. If the Participant experiences a Termination of Employment during the Award Cycle because of the Participant’s Retirement, disability, death, or involuntary Termination of Employment without Cause, the Participant shall be entitled to a portion of the Performance Shares Earned in accordance with Exhibit 1, determined at the end of the Award Cycle. Such portion shall equal the number of Performance Shares Earned that would have been earned by the Participant had the Participant remained employed through the end of the Award Cycle (determined in accordance with Paragraph 4 of Exhibit 1), multiplied by the quotient equal to (A) the number of full fiscal months the Participant was employed during the Award Cycle divided by (B) the total number of fiscal months in the Award Cycle.

6.         Other Termination of Employment During Award Cycle. If the Participant experiences a Termination of Employment during the Award Cycle for any reason other than the Participant’s Retirement, disability, death, or involuntary Termination of Employment without Cause, the award granted under this Agreement will be forfeited on the date of such Termination of Employment; provided, however, that in such circumstances the Committee, in its discretion, may determine that the Participant will be entitled to receive a pro rata or other portion of the Performance Shares Earned, determined at the end of the Award Cycle.

7.	Change in Control.

(a)

If a Change in Control occurs during the Award Cycle, and the Participant has not experienced a Termination of Employment before the Change in Control, the Participant shall be entitled to the greater of (i) the Performance Shares Earned that would have been earned by the Participant had the Participant remained employed through the end of the Award Cycle in accordance with Exhibit 1 if the Performance Goal set forth in Exhibit 1 had been achieved, multiplied by the quotient equal to the number of full fiscal months the Participant was employed during the Award Cycle through the date of the Change in Control, divided by the total number of fiscal months in the Award Cycle, or (ii) the Performance Shares Earned as of the date of the Change in Control (based on the Average Return on Equity for the Award Cycle through and including such date).

(b)

Notwithstanding the provisions of Paragraph 3, the value of Performance Shares Earned in accordance with Paragraph 7(a) shall be distributed to the Participant in a lump sum cash payment, based on a value per Performance Share equal to the Change in Control Price, as soon as practicable (but no more than 30 days) after the occurrence of a Change in Control (unless such Change in Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, in which case such distribution shall occur in accordance with Paragraph 4.

(c)

Distributions to the Participant under Paragraph 3 shall not be affected by payments under this Paragraph 7, except that before distributions are made under Paragraph 3, and after all computations required under Paragraph 3 have been made, the number of Performance Shares Earned by the Participant shall be reduced by the number of Performance Shares Earned with respect to which payment was made to the Participant under this Paragraph 7.

(d)	The Participant shall not be required to repay any amounts to the Company on account of any distribution made under this Paragraph 7 for any reason, including failure to achieve the Performance Goal.

8.         Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not distributed at the time of the Participant’s death shall be distributed at the time and in the form determined in accordance with the provisions of this Agreement and the Plan to the beneficiary designated by the Participant in writing filed with the Committee in such form and at such time as the Committee shall require. If the Participant fails to designate a beneficiary prior to his or her death, or if the designated beneficiary of the Participant dies before the Participant dies or before complete distribution of the amounts distributable under this Agreement, the amounts to be distributed under this Agreement shall be distributed to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary.

9.         Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement are final and binding.

10.       Plan Terms. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.

11.	Confidential Information; Noncompetition; Nonsolicitation.

(a)

The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates and their respective businesses that the Participant obtains during the Participant’s employment by the Company or any of its Affiliates and that (i) is not public knowledge or (ii) became public knowledge as a result of the Participant’s violation of this Paragraph 11(a) (“Confidential Information”). The Participant acknowledges that the Confidential Information is highly sensitive and proprietary and includes, without limitation: product design information, product specifications and tolerances, manufacturing processes and methods, information regarding new product or new feature development, information regarding how to satisfy particular customer needs, expectations and applications, information regarding strategic or tactical planning, information regarding pending or planned competitive bids, information regarding costs, margins, and methods of estimating, and information regarding key employees. The Participant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Participant’s employment with the Company or any of its Affiliates, except with the prior written consent of the Company or as otherwise required by law or legal process. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, records, files and know-how acquired while an employee of the Company or any of its Affiliates are acknowledged to be the property of the Company or the applicable Affiliate(s) and shall not be duplicated, removed from the possession or premises of the Company or such Affiliate(s) or made use of other than in pursuit of the business of the Company and its Affiliates or as may otherwise be required by law or any legal process, and, upon Termination of Employment for any reason, the Participant shall deliver to the Company (or the applicable Affiliate, if the Participant is employed outside the United States), without further demand, all such items and any copies thereof which are then in his or her possession or under his or her control. Nothing in this Agreement is intended to limit the Company's or its Affiliates' rights with respect to trade secrets.

(b)

The Participant acknowledges that his or her employment may place him or her in a position of contact and trust with customers of the Company or its Affiliates, and that in the course of employment the Participant may be given access to and asked to maintain and develop relationships with such customers. The Participant acknowledges that such relationships are of substantial value to the Company and its Affiliates and that it is reasonable for the Company to seek to prevent the Participant from giving competitors unfair access to such relationships.

(c)

Prior to and through a two-year period following the Termination of Employment date, the Participant will not, except upon prior written permission signed by the President or an Executive Vice President of the Company, consult with or advise or, directly or indirectly, as owner, partner, officer or employee, engage in business with (1) any of the companies set forth on Exhibit 2 or any of their successors or assigns or

(2) any corporation or entity (A) controlled by, controlling or under common control with any such company and (B) engaged, directly or indirectly, in a business that competes with any business conducted by the Company or any of its subsidiaries. Exhibit 2 is attached to and forms a part of this Agreement. Notwithstanding the foregoing, the Participant may make and retain investments in not more than three percent of the equity of any such company if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

(d)

Prior to and through a two-year period following the Termination of Employment date, the Participant will not, directly or indirectly (i) employ or solicit for employment on behalf of any organization other than the Company or one of its Affiliates any person (other than any personal assistant hired to work directly for the Participant) employed by the Company or any of its Affiliates (or any person who was so employed at any time during the preceding three months) or (ii) be involved in any way, on behalf of any organization other than the Company or one of its Affiliates, in the hiring process of any person (other than any personal assistant hired to work directly for the Participant) known by the Participant (after reasonable inquiry) to be employed by the Company or any of its Affiliates at such time (or any person who was so employed at any time during the preceding three months).

(e)

In the event of a breach of the Participant’s covenants under this Paragraph 11, the award granted under this Agreement shall be forfeited as of the date of such breach. The Participant acknowledges and agrees that such forfeiture is not expected to adequately compensate the Company and its Affiliates for any such breach and that such forfeiture shall not substitute for or adversely affect the remedies to which the Company or any of its Affiliates is entitled under Paragraph 11(f) or at law.

(f)

In the event of a breach of the Participant’s covenants under this Paragraph 11, it is understood and agreed that the Company and any Affiliate(s) that employed the Participant shall be entitled to injunctive relief, as well as any other legal or equitable remedies. The Participant acknowledges and agrees that the covenants, obligations and agreements of the Participant in Paragraphs 11(a), (b), (c) and (d) of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Participant agrees that the Company and any Affiliate(s) that employed the Participant shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Participant from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Company or its Affiliates may have.

(g)

The Company and the Participant hereby irrevocably submit to the exclusive jurisdiction of the courts of Wisconsin and the Federal courts of the United States of America, located in Milwaukee, Wisconsin, in respect of all disputes involving Confidential Information, trade secrets or the violation of the provisions of this

Paragraph 11 and the interpretation and enforcement of this Paragraph 11, and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating to such matters shall be in such a court, (ii) all claims with respect to any such matters shall be heard and determined exclusively in such court, (iii) such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any such dispute, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to any suit or proceeding brought before such a court in accordance with the provisions of this Paragraph 11.

12.       Taxes and Withholdings. No later than the applicable distribution date for any distribution of shares and/or cash made under Paragraph 3, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes, and any non-U.S. taxes applicable to the Participant, of any kind required by law to be withheld upon such distribution, and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind due to the Participant federal, state, local and applicable non-U.S. taxes of any kind required by law to be withheld upon such distribution.

13.       No Shareholder Rights Before Settlement. The Participant shall not be entitled to any privileges of ownership of shares of Common Stock with respect to this award unless and until shares of Common Stock are actually delivered to the Participant pursuant to this Agreement.

14.       Adjustments. In the event of a stock split, spin-off, or other distribution of stock or property of the Company, or any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), the number of Performance Shares subject to the award shall be equitably adjusted by the Committee as it determines to be appropriate in its sole discretion; provided, however, that the number of Performance Shares subject to the award shall always be a whole number. In the event of any other change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), or a corporate transaction, such as any merger, consolidation, or separation, or any partial or complete liquidation of the Company, the number and kind of Performance Shares subject to the award may be adjusted by the Board or Committee as the Board or Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Performance Shares subject to the award shall always be a whole number. The determination of the Board or Committee regarding any adjustment will be final and conclusive.

15.       Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant:

If to the Company:

Joy Global Inc.

100 East Wisconsin Avenue, Suite 2780

Milwaukee, WI 53202

Attention: Corporate Secretary

Fax: 414-319-8520

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 15. Notice and communications shall be effective when actually received by the addressee.

16.       Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected by that provision and that provision shall be enforced to the greatest extent permitted by law.

17.       Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.

18.       Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

19.       Section 409A. If any distribution or settlement of a Performance Share pursuant to the terms of this Agreement or the Plan would subject the Participant to tax under Section 409A of the Code, the Company shall be entitled (but not required) to modify this Agreement and/or the Plan (in each case, without the consent of the Participant) in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to the Participant.

20.       Laws Applicable to Construction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware as applied to contracts executed in and performed wholly within the State of Delaware, without reference to principles of conflict of laws.

21.       Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

22.       Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

23.       Nontransferability. Performance Shares are not transferable by the Participant, whether voluntarily or involuntarily, by operation of law or otherwise, during the Award Cycle, except as provided in the Plan. Any assignment, pledge, transfer or other disposition, voluntary or involuntary, of the Performance Shares made, or any attachment, execution, garnishment, or lien issued against or placed upon the Performance Shares shall, except as provided in the Plan, be void.

24.	Miscellaneous.

(a)

This Agreement shall not confer upon the Participant any right to continue as an employee of the Company or any of its Affiliates, nor shall this Agreement interfere in any way with the right of the Company or its Affiliates to terminate the employment of the Participant at any time.

(b)	This Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

JOY GLOBAL INC.

By:________________________

Michael W. Sutherlin

President and Chief Executive Officer

PARTICIPANT

By:________________________

EXHIBIT 1

PERFORMANCE MEASURES

1.

Purpose. This Exhibit sets forth the performance measures that will be applied to determine the Performance Shares Earned by the Participant under the 2008 Performance Share Program (the “2008 Program”) under the terms of the Performance Share Agreement entered into as of December 3, 2007.

2.	Performance Goal. The Performance Goal applicable to the Participant under the

2008 Program is Average Return on Equity of 10% for the Award Cycle.

3.	Determination of Average Return on Equity. Average Return on Equity for the Award Cycle shall be determined as follows:

(A)	Average Return on Equity shall be calculated as the mean of the Return on Equity in each of the three fiscal years in the Award Cycle;

(B)

Return on Equity for each fiscal year shall be calculated by dividing (1) the Company’s consolidated net income for such fiscal year (as reflected in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission) by (2) the Company’s Average Shareholders’ Equity for such fiscal year;

(C)

Average Shareholders’ Equity for a fiscal year shall be calculated as the mean of five data points consisting of the balance in Shareholders’ Equity (1) at the end of each fiscal quarter of such fiscal year and (2) at the end of the prior fiscal year; and

(D)

Shareholders’ Equity shall be determined in accordance with generally accepted accounting principles, but shall exclude any adjustments to shareholders’ equity since the beginning of the Award Cycle due to pension accounting adjustments or decreases in deferred tax valuation reserves.

4.

Determination of Performance Shares Earned. If Average Return on Equity for the Award Cycle equals or exceeds 10% for the Award Cycle, the number of Performance Shares Earned distributable to the Participant under the Agreement shall be (a) 180% of the Target Number of Performance Shares or (b) at the discretion of the Committee, any lower number that, expressed as a percentage of the Target Number of Performance Shares, is not less than the percentage of target number of performance shares generally awarded to participants in the 2008 Program for whom the Performance Goal was EBIT Margin.

EXHIBIT 2

COMPANIES

This Exhibit forms a part of the Performance Share Agreement entered into as of December 3, 2007, between Joy Global Inc. and [ ].

1.	Bucyrus International, Inc.
2.	Drives and Controls Services (DCS)
3.	Eickhoff Corporation
4.	Flanders Electric Motor Service
5.	Fletcher International or Fletcher Asset Management
6.	Hofmann Engineering Pty. Ltd.
7.	Hydramatic Engineering Pty. Ltd.
8.	L&H Industrial Inc.
9.	Longwall Associates, Inc.
10.	Voest-Alpine Bergtechnik